EXHIBIT 16


[Turner E News]

Issue 1 - Friday, September 3, 1999


Welcome to the first in a series of weekly E-newsletters which will update you on timely information about the progress of the tender offer from HOCHTIEF, related post-merger agreement issues, and other subjects. This newsletter has been created at the request of Thomas C. Leppert, Chairman and Chief Executive Officer - Designate, and Robert E. Fee, President and COO, The Turner Corporation.

As you know, HOCHTIEF, Germany's largest construction company, has offered to purchase all shares of The Turner Corporation at $28.625 per share. The offer will expire at midnight on Friday, September 17, 1999, New York City time, unless the offer is extended. We anticipate that the transaction will be completed by the end of September. This is dependent on 90 percent of shares being tendered during the 20-day period of the tender offer and we believe this will be the case.

The affiliation with HOCHTIEF will position Turner to strengthen its market position and ability to serve clients. It's also very positive that Turner will be able to maintain its name, autonomy and operating strategy and approach.

There have been a number of questions from active and retired employees about many aspects of this transaction, and we wanted to use this and other vehicles to provide as much information as possible.

We expect and welcome questions during this period of transition. On that note, we are presenting this newsletter in a Q&A format. Active employees and retirees should direct future questions to the Editor via E-mail (e-news@tcco.com) or in written form to the Editor, Turner E-News, 375 Hudson Street, 6th floor, New York, NY, 10014. Unfortunately, the Editor cannot provide answers to phone inquiries. Space and applicability permitting, your questions will be addressed in future newsletters.

It is important to disseminate this information to employees who are not on the E-mail system and to others who would find this information useful. Each business unit general manager has the responsibility to communicate this information to the appropriate audiences. We are handling mailings to retirees of this newsletter and future ones from the corporate office.

We look forward to receiving your questions and sharing answers, for the benefit of everyone at Turner. This is certainly a transition time for all of us, and we hope that the information imparted in this newsletter will make the transition a little bit easier.


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Page 2/ Turner E-News, Friday, September 3, 1999


Q1: "I HAVE RECEIVED A LOT OF MATERIALS RELATING TO THE TENDER OFFER. I REALLY DON'T UNDERSTAND ALL OF THE INFORMATION. WHO AT TURNER CAN EXPLAIN IT TO ME?"

A1: Yes, a number of packages have been mailed to employees and retirees in recent days. We want you to know that Turner has not been handling the content or timing of mailings about HOCHTIEF's tender offer and other related issues. As is common in a transaction of this type, these communications are written and handled completely by the offeror. Innisfree, working directly for HOCHTIEF, will respond to questions related to the tendering of shares. The contact at Innisfree is Frank Lentini; his direct dial is 212-750-7946. The toll-free number for Innisfree is 1-888-750-5834. Turner will clarify questions on the ESOP and Employee Stock Purchase Plans (ESPP). (We discuss the ESOP and ESPP later in this newsletter.)

Q2:  "WHO AT TURNER CAN INFORM ME ABOUT TAX-RELATED IMPLICATIONS?"

A2: Turner employees are not qualified to advise other employees on the tax implications of this offer. We urge employees with questions about these issues to consult their tax professionals or financial advisors.

Q3:  "CAN YOU REVIEW THE MAJOR STEPS I NEED TO TAKE IN ORDER TO TENDER
     SHARES?"

A3: We will summarize the following major steps for tendering shares, but this does not substitute for the shareholder's careful reading of the official document and adhering to its strict instructions. The following pertains only to stock owned outright and held by certificate by the employee or retiree.

     The letter of transmittal (blue form) needs to be filled out on the front page by listing the share certificate number, number of shares, and the number of shares to be tendered. If the employee holds more than four certificates (the number of lines provided), he will have to provide a longer list on a separate sheet to include them all. The separate sheet should also be signed. Remember: All share certificate numbers must be listed. Also, it is important that the employee does NOT sign the certificates. They should be sent in unsigned. On the center portion, the employee must sign the large boxed portion that says, "Important: Stockholders: Sign Here." Under capacity, the word "OWNER" should be filled in, along with the other information. Last, on the back of the sheet, the substitute W-9 form needs to be signed and dated and the social security number included. For additional questions, call Innisfree (see numbers noted earlier).


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Page 3/ Turner E-News, Friday, September 3, 1999


Q4:  "WHAT HAPPENS WITH MY STOCK OPTIONS?"

A4: Employees with stock options do not have to initiate any action for the options to be cashed out. According to Item 4 on page 4 of the SEC
     Schedule 14D-9 mailed to employees' homes, as a result of the merger, "Options granted under all of the Company's incentive plans will fully vest and be cashed out in connection with the Offer." An amount equal to the difference between the price of the option and the tender offer price of $28.625, times the number of outstanding optioned shares--less withholding taxes--will be sent to employees in this program by check on or about the date the merger is completed.

Q5: "I DON'T UNDERSTAND THE STATEMENT I RECEIVED ABOUT THE ESOP PLAN. IT SEEMS LIKE THE NUMBER OF SHARES LISTED IS WRONG. ALSO, HOW AND WHEN WILL THE MONIES BE DISTRIBUTED?"

A5: These are good questions. There has been some confusion about the ESOP plan. In fact, the original notice stating the number of each employee's ESOP shares was calculated on the basis of the preferred rather than the common shares and did not include the 3 for 2 stock split which occurred on August 14, 1998. In addition, the notice took into account only shares allocated as of December 31, 1998. There will be an additional allocation for the January through June 1999 period.

     All preferred shares will be converted at a ratio of one and a half to one common share for each ESOP preferred share. For example, if an employee's statement showed 200 preferred shares, these 200 preferred shares will be converted into 300 common shares.

     ESOP participants will be receiving a letter (mailed August 31) from State Street Bank (trustee of the ESOP), which clarifies these issues. Due to the timing of the tender offer, State Street was unable to wait for the final allocation and conversion before sending out the tender offer material. This final allocation (January through June 1999) will also be eligible for the tender offer. Employees should make their selection on the "Direction Form" they have already received and return it promptly to State Street in the reply envelope already provided.

     Turner is in the process of requesting approval from the IRS in connection with the termination of the ESOP and the distribution of participants' accounts from the plan. We are awaiting the ruling, which we believe will come through by December 1999.


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Page 4/ Turner E-News, Friday, September 3, 1999


     Our current intention is that active employees will have the opportunity to roll over their account balances to the Turner 401K plan or into an IRA or to take a distribution less taxes (if applicable) and withdrawal penalties; and, for retirees and vested terminated employees, a rollover to an IRA or a distribution, less taxes (if applicable) and withdrawal penalties. These distributions are subject to the IRS ruling.

     Because of the termination of the ESOP plan, we will automatically vest all participants who were participants in the plan as of June 30, 1999. If employment terminated before June 30, 1999 and the employee had less than five years of service required for vesting, the employee forfeited the shares in his account. Forfeitures will be reallocated to other active participants in accordance with the provisions of the plan.

     For additional questions about the ESOP, contact Fidelity directly at 1-800-421-3844.

Q6: "WHAT DO I DO IF I OWN TURNER SHARES AND THEY ARE HELD THROUGH A BROKER, SEPARATE FROM THE ESOP OR EMPLOYEE STOCK PURCHASE PLAN, AND I WANT TO TENDER THESE SHARES?"

A6: These individuals should first refer to page 6 of the "Offer to Purchase" brochure mailed to their homes, which explains this procedure. If they still have questions, they should contact their broker. If questions remain, they should contact Innisfree, the information agent for the offer. The main contact is Frank Lentini; his direct dial is 212-750-7946. The toll-free number for Innisfree is 1-888-750-5834.

Q7: "I DID NOT RECEIVE LETTER OF TRANSMITTAL FOR THE SHARES THAT I HOLD OUTRIGHT. WHAT DO I DO?"

A7: These individuals should call Frank Lentini at Innisfree. His direct dial is 212-750-7946 and the toll-free number for Innisfree is 1-888-750-5834.

Q8:  "WHERE CAN I GET INFORMATION ABOUT THE EMPLOYEE STOCK PURCHASE PLAN?"

A8: A mailing to participants from First Chicago Trust Company of New York was slated to go out on September 1. We will be able to answer inquiries in full after we have the opportunity to examine the package.


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Page 5/ Turner E-News, Friday, September 3, 1999


     The Employee Stock Purchase Plan was suspended as of July 31, 1999. Turner will refund to participants in the September 30 payroll the amounts deducted from their pay during the August pay periods for the ESPP.

Q9: "WHAT IF I DID NOT RECEIVE MY PACKAGE FOR THE ESOP OR ESPP DUE TO A CHANGE IN ADDRESS IN THE LAST SIX MONTHS?"

A9: For the ESOP, fax your new address, along with your name and social security number, to Anne Muir at State Street Bank, at this fax number--617-985-6666.

     For the ESPP, call First Chicago Trust Company of New York at 1-800-633-9394 or 201-324-0498. Please note, again, that the ESPP package was mailed on September 1.

Q10: "WHAT HAPPENS TO TURNER BENEFIT AND COMPENSATION PROGRAMS SUCH AS
     PENSIONS AND BONUSES, AS A RESULT OF THE MERGER?"

A10: It is important to communicate that there will be no impact on our retirees receiving pensions today.

     HOCHTIEF has committed to maintaining the medical, pension and bonus programs in their current form until December 31, 2000. (See page 9 in Schedule 14D-9.) With or without a merger, we expect there would be changes to our programs. These programs have changed in the past (for the better) and we want to continue to modify them to our needs. It is our goal (and HOCHTIEF's) to have the strongest team in the industry. Our programs need to reflect that goal and the changing needs of our employees and the marketplace.

Q11: "HOW CAN I FIND OUT IF I OWN STOCK IN TURNER?"

A11: Call First Chicago Trust Company of New York's shareholder relations department at 1-800-519-3111 to learn if you are a stockholder.

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Hopefully, this first newsletter has answered some important questions. We know there are other questions employees and retirees have and we look forward to receiving future communications from you. Remember, you may E-mail questions to e-news@tcco.com, or send a written note to the Editor, Turner E-News, 375 Hudson Street, 6th floor, New York, NY, 10014.